UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2016

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2016, ChemoCentryx, Inc. (the “Company”) entered into a collaboration and license agreement (the “Collaboration Agreement”) with Vifor (International) Ltd. (“Vifor”) pursuant to which the Company granted Vifor, among other things, exclusive rights to commercialize the inhibitor of the chemokine receptor known as CCR2 referred to by the Company as CCX140 (the “Product”), worldwide with the exception of the United States and China (the “Territory”). The Company also granted Vifor non-exclusive rights to manufacture the Product in and outside the Territory.

Additionally, the Company granted Vifor an exclusive option (the “CKD Option”) to (i) develop the Product for chronic kidney disease (“CKD”) for regulatory approval in the Territory and in the United States, (ii) commercialize the Product in CKD in the Territory (excluding the United States) and (iii) commercialize the Product in the United States upon regulatory approval of the Product in CKD in the United States. Should Vifor exercise the CKD option and obtain regulatory approval for the Product in the United States, the Company shall retain the right to co-promote the Product in the United States, pursuant to a co-promotion agreement.

The Company has retained control of all rights to practice and grant licenses under its intellectual property outside of the scope of the licenses granted to Vifor pursuant to the Collaboration Agreement.

The Collaboration Agreement provides for both parties to share equally all costs and expenses that the Company incurs to conduct development activities pursuant to the applicable development plan, subject to a cap on the Company’s funding obligation. Vifor will be solely responsible for all costs incurred to develop the Product in CKD.

The Collaboration Agreement further provides that Vifor will (i) make a non-refundable, non-creditable payment to the Company of fifty million dollars ($50,000,000), payable in two installments, (ii) pay to the Company certain development, regulatory and commercial milestone payments and (iii) pay to the Company certain royalty payments based on the net sales of the Product sold in the Territory on a country-by-country basis with royalty terms expiring on the later of the occurrence of the expiration of certain patents, the expiration of regulatory exclusivity for the Product or ten (10) years after the first commercial sale of the Product in such country.

The Collaboration Agreement also includes customary representations, warranties and covenants. Subject to certain exceptions and limitations, each of the Company and Vifor has agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters. Unless terminated earlier, the Collaboration Agreement will remain in effect, on a country-by-country basis, until Vifor’s royalty obligations end. Both parties have a right to terminate the Collaboration Agreement if the other party enters bankruptcy or upon an uncured material breach by the other party. The Company may also terminate the Collaboration Agreement if Vifor challenges the Company’s patents relating to the licensed compounds, and Vifor may also terminate the Collaboration Agreement at will upon 180 days’ notice to the Company, with such termination to be effective no earlier than December 22, 2018.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement. The Company expects to file the Collaboration Agreement with its Annual Report on Form 10-K for the year ended December 31, 2016, requesting confidential treatment for certain portions of the Collaboration Agreement.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements in this Current Report on Form 8-K that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the achievement of milestones payments and the receipt of royalty payments described under Item 1.01 of this Current Report on Form 8-K. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, risks and uncertainties in the Company’s business, including those risks described in the Company’s periodic reports it files with the SEC. These forward-looking statements are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.
Date: December 22, 2016
	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Executive Vice President, Chief Financial and Administrative Officer and Secretary